Exhibit 10.7

CONFIDENTIAL

Amendment #3 to the
Letter of Agreement between
SmithKline Beecham Corporation and
Quest Diagnostics Incorporated

1.

The purpose of this Amendment #3 to the Letter of Agreement effective January 1, 2008 between SmithKline Beecham Corporation d/b/a GlaxoSmithKline and Quest Diagnostics Incorporated (hereinafter the “LOA”) is to extend the term referenced in section 2 of the LOA to the earlier of (i) July 31, 2008, or (ii) the full execution of a new comprehensive Global Clinical Trials Agreement.

2.	All other terms and conditions of the LOA shall remain in full force and effect.

3.	The parties hereto agree to this Amendment #3 to the LOA by their authorized signatures below.

SMITHKLINE BEECHAM CORPORATION	QUEST DIAGNOSTICS INCORPORATED

/s/ Paula M. Russella	/s/ Daniel P. Megronigle
Paula M. Russella	Daniel P. Megronigle
Sourcing Group Manager	Executive Director, Sales & Marketing

June 26, 2008	25 June 2008
Date	Date